FOR IMMEDIATE RELEASE – July 31, 2007

CASPIAN SERVICES, INC. RAISES $25.3MILLION IN PRIVATE PLACEMENT

Salt Lake City, Utah (PR Newswire) – Caspian Services, Inc. (“Caspian”) (OTC Bulletin Board: “CSSV.OB”) announced today that it has successfully closed a private placement of its equity securities. Net proceeds from the placement of approximately $24 million USD, will be used to proceed with the construction of the Atash marine base at the Port of Bautino on Kazakhstan’s Caspian Sea coast.

As announced in a press release on July 6, 2007, Balykshi LLP, a subsidiary of Caspian, reached an agreement with the European Bank of Reconstruction and Development (“EBRD”) to provide $32 million in debt financing towards the $80 million Atash marine base project. The EBRD has also agreed to acquire a $10 million equity stake in Balykshi LLP. Under the terms of the agreement with the EBRD, Caspian is required to make an equity contribution of $29.8 million to Balykshi LLP. The completion of the private placement will permit Caspian to satisfy this requirement. All of the conditions to commence with the project have now been completed and ground-breaking on the marine base is expected to commence in the nearest future.

Commenting on the successful closing of the private placement, Laird Garrard, CEO of Caspian Services said, “The commencement of construction of the Atash marine base is a significant step toward further improving the Company’s growth outlook and raising its profile as a leading oil service provider in the Caspian region. The facility will provide a launching pad for entry into a multitude of additional oilfield services as well as enhance the competitive edge of our existing businesses.”

In the private placement, Caspian sold a total of 2,807,775 Units at a price of $9.00 per Unit, raising gross proceeds of approximately $25.3 million USD. Each Unit consists of three shares of Caspian common stock and a warrant to purchase an additional share of Caspian common stock for three years for $4.00. These warrants are callable by Caspian in certain circumstances.

Caspian retained Aton Securities, Inc. a registered broker-dealer, to serve as placement agent for the offering. Out of the gross proceeds Caspian will pay Aton Securities approximately $1.2 million USD in placement agent fees and expenses. In addition, Caspian will issue to Aton placement agent warrants to purchase up to 692,333 shares of Caspian common stock for two years for $4.00 per share.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, (the “Securities Act”) or any state securities laws and may not be offered or sold in the United States absent registration under such act and applicable state securities laws or an applicable exemption from those registration requirements. Caspian has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the common stock included in the Units and the common stock issuable upon exercise of the warrants issued in the private placement if such registration is requested by at 51% of the Units purchased in the private placement.

Caspian Services is an oilfield service company providing a broad range of services in the Caspian Sea region of western Kazakhstan. The Company provides geophysical and seismic data acquisition services and maintains a fleet of vessels that it commissions to oil and gas exploration companies engaged in exploration and development activities in the north Caspian Sea. The Company maintains corporate offices in Almaty, Kazakhstan; Aktau, Kazakhstan; and Salt Lake City, Utah.

For Further Information Please Contact:

Terrance J. Powell
Vice President, Investor Relations
29/6 Satpaev Street

9th Floor, Hyatt Regency Hotel

Almaty, 050040

Republic of Kazakhstan

Tel – 7 3272 508 478 / Fax – 7 3272 508 479

Email – tpowell@caspianservices.kz

The information contained in this release includes forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied. Forward-looking statements involve risks and uncertainties, including but not limited to, such risks as the implementation of business plans, contract performance, sufficiency of funds and other risks described in the Company’s periodic reports on file with the Securities and Exchange Commission.